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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

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Year Ended December 31                      1995       1994       1993       1992       1991
- ----------------------------------------  ---------  ---------  ---------  ---------  ---------

1.  Income before income taxes, equity
    in undistributed income of
    subsidiaries and cumulative
    effect of  change in accounting
    principle                             $413,825   $369,763   $271,988   $157,028   $202,847

2.  Fixed charges - interest
    expense, amortization of
     debt issuance costs and
     one-third of rental expenses,
     net of income from subleases          201,911    138,068    113,438    104,578    131,148
                                           --------   --------   --------   --------   --------

3.  Income before taxes, equity
    in undistributed income
    of subsidiaries and
    cumulative effect of change
    in accounting principle,
    plus fixed charges                     $615,736   $507,831   $385,426   $261,606   $333,995
                                           ========   ========   ========   ========   ========

4.  Ratio of earnings (as defined)
    to fixed charges (line 3/
    line 2)                                   3.05x      3.68x      3.40x      2.50x      2.55.x

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